As filed with the Securities and Exchange
                   Commission on December 12, 1997
                                     Registration No. 333-_______
_________________________________________________________________

               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549
                     ______________________

                           FORM S-8

                    REGISTRATION STATEMENT
                            UNDER
                 THE SECURITIES ACT OF 1933
                    ______________________

                        dELiA*s Inc.
     (Exact name of registrant as specified in its charter)

     Delaware                                      13-3914035
(State or other jurisdiction of               (I.R.S. Employer
incorporation or organization)                Identification No.)


           435 Hudson Street, New York, New York 10014
             (Address of principal executive offices)
                         (Zip Code)

           Stock Option Agreement with Evan Guillemin
                (Full title of the Plan)

                      (212) 807-9060
      (Registrant's telephone number, including area code)

                   Alex S. Navarro, Esq.
                       dELiA*s Inc.
          435 Hudson Street, New York, New York 10014
                    (212) 807-9060
     (Name, address, including zip code, and telephone number,
          including area code, of agent for service)
             _________________________________









               CALCULATION OF REGISTRATION FEE

                                                Proposed
                           Amount            Maximum Offering
   Title Of Securities     To Be                Price Per
    To Be Registered     Registered (1)         Share (2)

Common Stock, par        250,000 shares             $21.9375
value $.01 per share

  Proposed Maximum                  Amount Of
 Aggregate Offering                Registration
     Price (2)                        Fee

         $5,484,375                    $1,662

(1) The maximum number of shares which may be issued pursuant to the stock option agreement covered by this Registration Statement (the "Option Agreement"). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), there are also being registered such additional indeterminate number of shares as may be required to cover possible adjustments under the Option Agreement as a result of the adjustment provisions therein.

(2) Estimated solely for the purpose of calculating the fee pursuant to Rule 457(h) and 457(c) under the Securities Act based the average of the high and low prices of the Registrant's Common Stock reported on The Nasdaq Stock Market on December 9, 1997.



















                           PART II

      INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission (the "Commission") by dELiA*s Inc., a
Delaware corporation (the "Company" or the "Registrant"), are incorporated herein by reference:

      (1) The Company's Annual Report on Form 10-K for the year ended January 31, 1997.

     (2) The Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1997.

     (3) The Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 1997.

     (4) The Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 1997.

     (5) The description of the Company's Common Stock in the Company's registration statement on Form 8-A (No. 000-21869).

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interest of Named Experts and Counsel.

     Not applicable.



Item 6.  Indemnification of Directors and Officers.

     The Company's bylaws provide that the Company shall indemnify each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity or in any other capacity while serving as director, officer, employee or agent, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, against all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and that indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs, executors and administrators; provided, however, that, subject to certain exceptions, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by that person, only if that proceeding (or part thereof) was authorized by the board of directors. The right to indemnification conferred in the bylaws is a contract right and includes the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware, as amended from time to time, requires, the payment of such expenses incurred by a director or officer in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by that person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced, if it shall ultimately be determined that such director or officer is not entitled to be indemnified under these bylaws or otherwise.

     In addition, Article NINTH of the Company's certificate of incorporation provides that no director shall be personally liable for any breach of fiduciary duty. Article NINTH does not eliminate a director's liability (i) for a breach of his or her duty of loyalty to the Company or its stockholders, (ii) for acts of intentional misconduct, (iii) under Section 174 of the General Corporation Law of the State of Delaware for unlawful declarations of dividends or unlawful stock purchases or redemptions, or (iv) for any transactions from which the director derived an improper personal benefit.

     Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

     Pursuant to Section 145 of the General Corporation Law of the State of Delaware, the Company maintains directors' and officers' liability insurance coverage.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

          4.1  Certificate of Incorporation of the Company
(incorporated herein by reference to Exhibit 3.1 to the Company's
Registration Statement on Form S-1 (Registration No. 333-15153)
(the "Form S-1"))

          4.2 Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to the Form S-1)

          4.3  Stock Option Agreement between the Company and
Evan Guillemin (incorporated herein by reference to Exhibit 10.7 to the Form S-1)

     *5   Opinion of Proskauer Rose LLP

     *23.1  Consent of Deloitte & Touche LLP

     *23.2  Consent of Richard A. Eisner & Company, LLP

     *23.3  Consent of Proskauer Rose LLP (included in Exhibit 5)

     *24  Powers of Attorney (included on signature page)
___________________________
*    Filed herewith.




Item 9.  Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

           (i) To include any prospectus required by Section
     10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities